As filed with the Securities and Exchange Commission on September 17, 1999

                                                      Registration No. 333-83685

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                                EMUSIC.COM INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     3652                    94-3290594
(State or jurisdiction of      (Primary Standard          (I.R.S. Employer
    incorporation or              Industrial             Identification No.)
      organization)

                              Classification Code
                                    Number)
                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
         (Address and telephone number of principal executive offices)
                               ----------------
                               Gene Hoffman, Jr.
                     President and Chief Executive Officer
                                EMusic.com Inc.
                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
           (Name, address and telephone number of agent for service)

                                   Copies to:
            Bruce Schaeffer, Esq                   Warren Lazarow, Esq.
             Andrew Zeif, Esq.                     Armando Castro, Esq.
             Craig Malina, Esq.                   Vahe H. Sarrafian, Esq.
      Gray Cary Ware & Freidenrich LLP             Andrew R. Hull, Esq.
            400 Hamilton Avenue               Brobeck, Phleger & Harrison LLP
      Palo Alto, California 94301-1825             Two Embarcadero Place
               (650) 833-2000                         2200 Geng Road
                                                Palo Alto, California 94303
                                                      (650) 424-0160

                               ----------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                               ----------------

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                             EXPLANATORY NOTE

  This Amendment No. 2 to the Form S-1 Registration Statement is being filed for the sole purpose of filing one additional exhibit and one revised exhibit.

                                    Part II

                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements (Exhibit 10.1) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to continue to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by the Registrant, in connection with this offering. All amounts shown are estimates except for the registration fee and the NASD filing fee.

SEC registration fee.................................................. $ 35,532
NASD filing fee.......................................................   13,281
Nasdaq National Market listing fee....................................   94,000
Blue Sky fees and expenses............................................    5,000
Printing and engraving expenses.......................................  150,000
Legal fees and expenses...............................................  250,000
Accounting fees and expenses..........................................  200,000
Transfer Agent and Registrar fees.....................................   10,000
Miscellaneous expenses................................................   92,187
                                                                       --------
  Total............................................................... $850,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities

On May 6, 1998, we issued 2,500,000 shares of our common stock and warrants to purchase a total of 500,000 shares of our common stock at an exercise price of $1.00 per share to accredited investors in exchange for $500,000.00 in reliance on Rule 504 of Regulation D promulgated under the Securities Act. Warrants to purchase 200,000 shares of common stock were exercised at the time of their issuance.

On May 11, 1998, we acquired all of the outstanding shares of GoodNoise Corporation, a Delaware corporation, in exchange for 11,015,300 shares of our common stock in reliance on Section 4(2) of the

Securities Act. On the same date, we assumed options to purchase 1,722,500 shares of the Delaware corporation's common stock, which were automatically converted into options to purchase 2,032,550 shares of our common stock at a weighted average exercise price of approximately $0.03 per share.

On July 29, 1998, we issued 170 shares of our common stock to a consultant in exchange for consulting services in reliance on Section 4(2) of the Securities Act.

On August 10, 1998, investors exercised warrants to purchase 300,000 shares of our common stock in exchange for $300,000. These warrants had been issued as a part of the private placement which occurred on May 6, 1998.

On October 28, 1998, we issued 500 shares of our Series A Preferred Stock and a warrant to purchase 100,000 shares of our common stock at an exercise price of $7.91 to an investor in reliance on Regulation D.

On December 16, 1998, we issued 10,000 shares of our common stock to an employee upon exercise of an employee stock option in reliance on Rule 701.

On February 24, 1999, we acquired all of the outstanding shares of Creative Fulfillment, Inc. in exchange for 630,179 shares of our common stock in reliance on Section 4(2) of the Securities Act.

On March 23, 1999, we issued 117,570 shares of our Series B Preferred Stock to accredited investors in exchange for $32,523,900.00 in cash, cancellation of debt of $1,777,250 and conversion of the outstanding shares of our Series A Preferred Stock in reliance on Rule 506 of Regulation D promulgated under the Securities Act.

On April 27, 1999, we issued 665,188 shares of our common stock in consideration of the acquisition of certain music rights in reliance on Section 4(2) of the Securities Act.

On June 11, 1999, we issued 448,000 shares of our common stock in exchange for all of the outstanding shares of Internet Underground Music Archive, Inc. in reliance on Section 4(2) of the Securities Act.

On June 10, 1999 we granted warrants for the purchase of 1,607,800 shares solely to accredited investors in reliance on Regulation D.

From May 11, 1998 through September 20, 1998, we granted options to purchase 435,000 shares of our common stock at a weighted average exercise price of approximately $5.07 per share. These options were granted to our employees and consultants in exchange for services rendered in transactions exempt from registration under the Securities Act under Rule 701. From September 21, 1998 through July 15, 1999, we granted options to purchase 4,186,000 shares of our common stock at a weighted average purchase price of approximately $7.078 per share. These options were granted to our employees and consultants in exchange for services rendered in transaction exempt from registration under the Securities Act under Section 4(2) thereof.

There were no underwriters employed in connection with any of the above transactions.

Item 27. Exhibits and Financial Statement Schedules

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement
  2.1(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Atlantis Ventures Corp., GN Acquisition Corp and certain other parties dated as of May 11, 1998
  2.2(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Creative Fulfillment, Inc., GN Acquisition Corp and
         certain other parties dated as of October 8, 1998
  2.3*   Agreement and Plan of Reorganization by and among Goodnoise
         Corporation, GNA Corporation, Internet Underground Music Archive, Inc.
         and certain shareholders of Internet Underground Music Archive, Inc.
         dated as of May 16, 1999
  2.4(b) Agreement and Plan of Merger by and between EMusic.com Inc., a Florida corporation, and EMusic.com Inc., a Delaware corporation, dated as of
         July 21, 1999
  3.1    Amended and Restated Certificate of Incorporation
  3.2*   Amended and Restated Bylaws
  5.1*   Opinion of Gray Cary Ware & Freidenrich LLP
 10.1*   Form of Indemnity Agreement
 10.2(a) Stock Purchase Agreement dated as of March 30, 1998 with Gary
         Culpepper
 10.3(a) 1998 Stock Option Plan
 10.4*   1998 Nonstatutory Stock Option Plan
 10.5*   1999 Employee Stock Purchase Plan
 10.6*   Form of Amendment to Investor Rights Agreement dated July 19, 1999
 21*     Subsidiaries
 23.1*   Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
 24.1*   Power of Attorney
 27.1*   Financial Data Schedule

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 * Previously filed.
(a) Previously filed as an exhibit to the Registrant's Form 10-SB/A dated December 24, 1998.
(b) Previously filed as an exhibit to the Registrant's Form 8-K dated July 23, 1999.


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


Item 28. Undertakings

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforcable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final ajudication of such issue.

The Registrant hereby undertakes that:

 (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by EMusic pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

 (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

In accordance with the requirements of the Securities Act of 1933, EMusic has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Redwood City, State of California, on the 17th day of September, 1999.

                                          EMUSIC.COM INC.

                                                 /s/ Joseph H. Howell
                                          By: _________________________________

                                                   Joseph H. Howell

                                               Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board and  September 17, 1999
______________________________________  Secretary
            Robert H. Kohn

                  *                    President, Chief Executive September 17, 1999
______________________________________  Officer and Director
          Gene Hoffman, Jr.             (Principal Executive
                                        Officer)

         /s/ Joseph H. Howell          Executive Vice President   September 17, 1999
______________________________________  and Chief Financial
           Joseph H. Howell             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                   September 17, 1999
______________________________________
            Ralph Peer, II

                  *                    Director                   September 17, 1999
______________________________________
              Tor Braham

                  *                    Director                   September 17, 1999
______________________________________
            Ed Rosenblatt

        /s/ Joseph H. Howell                                      September 17, 1999
*By: _________________________________
   Joseph H. Howell, attorney-in-fact

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement
  2.1(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Atlantis Ventures Corp., GN Acquisition Corp and certain other parties dated as of May 11, 1998
  2.2(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Creative Fulfillment, Inc., GN Acquisition Corp and
         certain other parties dated as of October 8, 1998
  2.3*   Agreement and Plan of Reorganization by and among Goodnoise
         Corporation, GNA Corporation, Internet Underground Music Archive, Inc.
         and certain shareholders of Internet Underground Music Archive, Inc.
         dated as of May 16, 1999
  2.4(b) Agreement and Plan of Merger by and between EMusic.com Inc., a Florida corporation, and EMusic.com Inc., a Delaware corporation, dated as of
         July 21, 1999
  3.1    Amended and Restated Certificate of Incorporation
  3.2*   Amended and Restated Bylaws
  5.1*   Opinion of Gray Cary Ware & Freidenrich LLP
 10.1*   Form of Indemnity Agreement
 10.2(a) Stock Purchase Agreement dated as of March 30, 1998 with Gary
         Culpepper
 10.3(a) 1998 Stock Option Plan
 10.4*   1998 Nonstatutory Stock Option Plan
 10.5*   1999 Employee Stock Purchase Plan
 10.6*   Form of Amendment to Investor Rights Agreement dated July 19, 1999
 21*     Subsidiaries
 23.1*   Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
 24.1*   Power of Attorney
 27.1*   Financial Data Schedule

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 * Previously filed.
(a) Previously filed as an exhibit to the Registrant's Form 10-SB/A dated December 24, 1998.
(b) Previously filed as an exhibit to the Registrant's Form 8-K dated July 23, 1999.